Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Current Report on Form 8-K/A of TraQiQ, Inc. of our report for Titan Trucking, LLC and Subsidiary dated September 28, 2023, which includes an explanatory paragraph as to Titan Trucking, LLC and Subsidiary’s ability to continue as a going concern, relating to the consolidated financial statements of Titan Trucking, LLC and Subsidiary as of and for the years ended December 31, 2022 and 2021, appearing in this Current Report on Form 8-K/A.

/s/ Freed Maxick CPAs, P.C.

Buffalo, New York

November 16, 2023